Exhibit 99.1

          Trex Company Second-Quarter 2004 Revenue up 41%; EPS up 70%

     WINCHESTER, Va.--(BUSINESS WIRE)--July 22, 2004--Trex Company, Inc. (NYSE:
TWP), manufacturer of Trex(R) decking and railing, today announced financial results for the second quarter ended June 30, 2004.
     Net sales for the second quarter of 2004 totaled $83.4 million compared to $59.2 million for the second quarter of 2003. Net income for the 2004 second quarter totaled $11.1 million, or $0.75 per diluted share, compared to $6.5 million, or $0.44 per diluted share, for the 2003 second quarter.
     For the six months ended June 30, 2004, Trex Company reported net sales of $159.7 million compared to $127.9 million for the same period last year. Net income for the six months ended June 30, 2004 totaled $20.4 million, or $1.38 per diluted share, compared to $16.6 million, or $1.13 per diluted share, for the 2003 six-month period.
     Chairman and Chief Executive Officer Robert Matheny commented, "Our business is proceeding according to plan in 2004. As we expected, our expanded 'early buy' program, completed at the end of April, was very successful in stimulating increased sales. Equally important, demand for both our new Trex Accents(TM) and Trex Origins(TM) product lines, as well as our new Trex Designer Series Railing(TM), a line of high-style railing components that match our deck boards, gained momentum throughout the 2004 second quarter. In addition, increased manufacturing utilization, combined with the conclusion of the 'early buy' program, resulted in improving gross margins throughout the quarter.
     "During the 2004 second quarter, we continued our expanded print and television advertising campaigns, which have been extremely effective in helping Trex build recognition as the leading brand franchise in the decking and related outdoor products market. In another important development, we launched our Home Depot program, which is designed to complement our current distribution channel and to help us reach a whole new set of consumers and contractors. In June, we began selling Trex(R) decking products in Home Depot stores in selected markets and making Trex(R) decking and railing products available nationally in Home Depot stores via special order through Trex's existing distribution channels."
     Mr. Matheny continued, "The conversion of the decking market to wood-plastic composites is continuing at a very healthy pace. Over the next two years, we plan to take a series of steps that will enable us to take full advantage of this extraordinary market opportunity. During the second half of 2004, we will continue to expand our technical development efforts so that we can continue expanding the decking and railing products Trex Company offers, enabling homeowners to build the deck of their dreams. We will also enhance our brand building activities, including, of course, our initiatives for promoting the new Home Depot program. In addition, we recently closed on the acquisition of 100 acres of land in Olive Branch, Miss., which will serve as our third and, potentially, largest manufacturing location. We expect to begin production from the facility in the summer of 2005.
     "In summary, we are extremely pleased with the progress Trex Company is making on all fronts, as well as with the way in which the market as a whole is continuing to expand. We believe we are well on target to achieve our previously announced guidance for 2004, which calls for net sales of $240 to $245 million and earnings per diluted share of $1.75 to $1.80."

     About Trex Company

     Trex Company is the nation's largest manufacturer of non-wood decking, which is marketed under the brand name Trex(R). Trex Wood-Polymer(R) lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking and railing is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The Company sells its products through approximately 90 wholesale distribution locations, which in turn sell Trex decking to approximately 3,300 independent contractor-oriented retail lumberyards across the United States and Canada. In addition, the Company's products are sold in a limited number of Home Depot stores and are available nationally in Home Depot stores via special order.
     For more information on Trex(R) decking and railing products, visit www.trex.com. Trex(R), Trex Wood-Polymer(R), Trex Accents(TM), Trex Origins(TM) and Trex Designer Series Railing(TM) are trademarks of Trex Company, Inc., Winchester, Va. Home Depot(R) is a trademark of The Home Depot, Inc., Atlanta, Georgia.

     Note: The Company has scheduled a conference call to discuss second-quarter 2004 results for 11:00 a.m. ET on Friday, July 23. A live webcast of the conference call will be available to all investors at the Trex Company web site at www.trex.com. The call will also be simulcast at www.streetevents.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 30 days. A telephone replay of the call will also be available from 2:00 p.m. ET on July 23 until 11:59 p.m. ET on July 30. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID #8260371.

     The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, the Company's ability to continue to obtain raw materials at acceptable prices, the Company's ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2004 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     (Tables to follow)



                          Trex Company, Inc.
            Condensed Consolidated Statements of Operations
            (In thousands, except share and per share data)
                              (Unaudited)

                                 Three Months Ended   Six Months Ended
                                       June 30,           June 30,

                                2003       2004        2003       2004
                                ----       ----        ----       ----
Net sales                    $59,198    $83,407    $127,876   $159,664
Cost of sales                 32,300     46,425      71,220     92,699
                             -------    -------    --------  ---------
Gross profit                  26,898     36,982      56,656     66,965
Selling, general and
 administrative expenses      15,903     18,528      28,462     32,667
                             -------    -------    --------  ---------
Income from operations        10,995     18,454      28,194     34,298
Interest expense, net          (884)      (935)     (1,797)    (1,909)
                             -------    -------    --------  ---------
Income before taxes           10,111     17,519      26,397     32,389
Income taxes                   3,578      6,451       9,767     11,984
                             -------    -------    --------  ---------
Net income                   $ 6,533    $11,068    $ 16,630   $ 20,405
                             =======    =======    ========  =========
Diluted earnings per
 common share                $  0.44    $  0.75    $   1.13   $   1.38
                             =======    =======    ========  =========
Diluted weighted average
 shares outstanding       14,751,928 14,771,024  14,692,551 14,765,333
                          ========== ==========  ========== ==========


                          TREX COMPANY, INC.
                 Condensed Consolidated Balance Sheets
                   (In thousands, except share data)

                                                31-Dec-03   30-Jun-04
                                                ---------   ---------
                                                           (unaudited)
ASSETS

Current assets:
  Cash and cash equivalents                        $8,151     $38,888
  Trade accounts receivable                         5,829      31,228
  Inventories                                      45,950      18,730
  Prepaid expenses and other assets                 1,899       2,705
  Deferred income taxes                             2,169       2,453
                                                 --------    ---------
    Total current assets                           63,998      94,004
                                                 ========    =========
Property, plant and equipment, net                138,062     139,735
Goodwill, net                                       6,837       6,837
Other assets                                        1,558       2,052
                                                 --------    ---------
    Total assets                                 $210,455    $242,628
                                                 ========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Trade accounts payable and accrued
     expenses                                     $13,297     $19,686
Income taxes payable                                  200       3,955
Current portion long-term debt                        886      16,918
                                                  -------     --------
    Total current liabilities                      14,383      40,559
                                                  -------     --------
Deferred income taxes                              13,174      14,633
Debt-related derivatives                            2,202       1,663
Long-term debt, net of current portion             53,490      37,023
                                                  -------     --------
    Total liabilities                              83,249      93,878
                                                  =======     ========
Stockholders' equity:
Preferred stock, $0.01 par value,
 3,000,000 shares authorized; none
 issued and outstanding                                --          --

Common stock, $0.01 par value,
 40,000,000 shares authorized; 14,702,231
 and 14,720,796  shares issued and outstanding
 at December 31, 2003 and June 30, 2004               147         147

Additional paid-in capital                         55,889      56,405
Deferred compensation                             (1,829)     (1,545)
Accumulated other comprehensive loss              (1,387)     (1,048)
Retained earnings                                  74,386      94,791
                                                  -------     --------
    Total stockholders' equity                    127,206     148,750
                                                  -------     --------
    Total liabilities and stockholders'
     equity                                      $210,455    $242,628
                                                 ========    =========



                          Trex Company, Inc.
            Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                              (Unaudited)

                                             Six Months Ended June 30,
                                                2003             2004
                                                ----             ----
OPERATING ACTIVITIES
Net income                              $     16,630     $     20,405
Adjustments to reconcile net
 income to net cash provided by
 operating activities:

Depreciation and amortization                  6,075            6,576
Other non-cash charges                         1,822            1,684
Changes in operating assets and
 liabilities                                (15,148)           11,159
                                        ------------     -------------
Net cash provided by operating
 activities                                   $9,379          $39,824
                                        ------------     -------------
INVESTING ACTIVITIES                        ($7,891)         ($9,059)
                                        ------------      ------------
FINANCING ACTIVITIES                          $5,248            ($28)
                                        ------------      ------------
Net increase in cash and cash
 equivalents                            $      6,736      $    30,737
Cash and cash equivalents at
 beginning of period                    $     14,893      $     8,151
                                        ------------      ------------
Cash and cash equivalents at
 end of period                          $     21,629      $    38,888
                                        ============      ============


     CONTACT: Trex Company, Inc.
              Robert G. Matheny, 540-542-6300
              or
              Lippert/Heilshorn & Associates
              Harriet Fried, 212-838-3777